Exhibit 99.1

RRD Board Accepts Revised Proposal from Atlas at $10.35 Per Share in Cash

Chicago, December 9, 2021 – R. R. Donnelley & Sons Company (“RRD” or the “Company”) announced today that it has accepted a proposal from affiliates of Atlas Holdings LLC (“Atlas”) to increase the price per share of their pending acquisition of RRD to $10.35 per share in cash, and has entered into an amendment (the “Amendment”) to its previously announced definitive merger agreement with affiliates of Atlas, dated as of November 3, 2021 (the “Original Agreement” and, as amended, the “Amended Agreement”).

Under the terms of the Amended Agreement, RRD stockholders will receive $10.35 in cash for each share of common stock of the Company that they own, representing a premium of 21.5% over $8.52, the price per share of RRD common stock under the Original Agreement. The revised all-cash transaction is valued at a total enterprise value of approximately $2.2 billion and total equity value of approximately $856 million.

RRD and Atlas negotiated the Amendment following the previously announced determination by RRD’s Board of Directors (the “Board”) that an unsolicited proposal from Chatham Asset Management, LLC (“Chatham”) to acquire all of the common stock of the Company not already owned by Chatham and its affiliates for $10.25 per share in cash (the “Chatham Proposal”) constituted a “Superior Proposal” as defined in the Original Agreement. Pursuant to the Original Agreement, Atlas had the opportunity through December 7, 2021 (the “Negotiation Period”) to negotiate an amendment of the Original Agreement such that the Chatham Proposal would no longer constitute a Superior Proposal. RRD was not permitted to terminate the Original Agreement or enter into a definitive merger agreement with affiliates of Chatham during the Negotiation Period.

The Board, in consultation with its financial advisors and outside legal counsel, carefully reviewed the terms of the Chatham Proposal and the proposed Amendment and determined that, taking into account the revisions proposed in the Amendment, the Chatham Proposal no longer constituted a Superior Proposal and that entry into the Amendment was in the best interests of RRD and its stockholders. The Board unanimously approved the Amendment and recommends that RRD’s stockholders vote in favor of adopting the Amended Agreement.

The foregoing description of the Amendment is subject to, and is qualified in its entirety by reference to, the full terms of the Amendment, which RRD will be filing with the U.S. Securities and Exchange Commission (the “SEC”) on Form 8-K. References herein to terms of the Original Agreement are subject to, and are qualified by reference to, the full terms of the Original Agreement, which RRD filed with the SEC on Form 8-K on November 4, 2021. In the Amended Agreement, in consideration for the increased purchase price and additional expenses incurred in connection with the transaction, the expense reimbursement amount payable by RRD in connection with certain termination events has increased from $8,000,000, to $12,000,000 (such that, together with the termination fee of $20,000,000, the aggregate termination fee and expense reimbursement amount is $32,000,000 in such circumstances), and the expense reimbursement amount payable by RRD in the event RRD’s stockholders do not approve the transaction has increased from $10,000,000 to $12,148,000.

Centerview Partners LLC is serving as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor to RRD.

About RRD

RRD is a leading global provider of multichannel business communications services and marketing solutions. With 30,000 clients and 33,000 employees across 28 countries, RRD offers the industry’s most comprehensive offering of solutions designed to help companies—from Main Street to Wall Street—optimize customer engagement and streamline business operations across the complete customer journey. RRD offers a comprehensive portfolio of capabilities, experience and scale that enables organizations around the world to create, manage, deliver, and optimize their marketing and business communications strategies.

Use of Forward-Looking Statements

This communication includes certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, the federal securities laws, including statements related to the proposed acquisition of RRD by affiliates of Atlas (the “Transaction”). These forward-looking statements are based on RRD’s current expectations, estimates and projections regarding, among other things, the expected date of closing of the Transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by RRD, all of which are subject to change. Forward-looking statements often contain words such as “expect,” “anticipate,” “intend,” “aims,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “considered,” “potential,” “estimate,” “continue,” “likely,” “target” or similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. By their nature, forward-looking statements address matters that involve risks and uncertainties because they relate to events and depend upon future circumstances that may or may not occur, such as the consummation of the Transaction and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include (i) impediments to the completion of the Transaction on anticipated terms and timing, including obtaining required stockholder and regulatory approvals and the satisfaction of other conditions to the completion of the Transaction; (ii) significant transaction costs associated with the Transaction; (iii) potential litigation relating to the Transaction, including the effects of any outcomes related thereto; (iv) the risk that disruptions from the Transaction will harm RRD’s business, including current plans and operations; (v) the ability of RRD to retain and hire key personnel; (vi) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Transaction; (vii) legislative, regulatory and economic developments affecting RRD’s business; (viii) general economic and market developments and conditions; (ix) the evolving legal, regulatory and tax regimes under which RRD operates; (x) potential business uncertainty, including changes to existing business relationships, during the pendency of the Transaction that could affect RRD’s financial performance; (xi) certain restrictions during the pendency of the Transaction that may impact RRD’s ability to pursue certain business opportunities or strategic transactions; (xii) continued availability of capital and financing and rating agency actions; (xiii) the ability of affiliates of Atlas to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the Transaction; (xiv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Transaction, including in circumstances requiring RRD to pay a termination fee under the agreement and plan of merger with respect to the Transaction; (xv) unpredictability and severity of catastrophic events, including acts of terrorism, outbreak of war or hostilities, civil unrest, adverse climate or weather events or the COVID-19 pandemic or other public health emergencies, as well as RRD’s response to any of the aforementioned factors; (xvi) competitive responses to the Transaction; (xvii) the risks and uncertainties pertaining to RRD’s business, including those detailed under the heading “Risk Factors” and elsewhere in RRD’s public filings with the SEC; and (xviii) the risks and uncertainties described in the proxy statement filed in connection with the Transaction and available from the sources indicated below (the “Proxy Statement”). These risks, as well as other risks associated with the Transaction, are more fully discussed in the Proxy Statement. While the list of factors presented here is, and the list of factors presented in the Proxy Statement are, considered representative, no such list should be considered to be a complete statement of all risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on RRD’s financial condition, results of operations, credit rating or liquidity or ability to consummate the Transaction. These forward-looking statements speak only as of the date they are made, and RRD does not undertake to and disclaims any obligation to publicly release the results of any updates or revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Important Additional Information and Where to Find It

This communication is being made in connection with the Transaction. In connection with the Transaction, RRD filed the preliminary Proxy Statement with the SEC on December 3, 2021, and intends to file the definitive Proxy Statement and certain other documents regarding the Transaction with the SEC. The definitive Proxy Statement (if and when available) will be mailed to RRD stockholders. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND RELATED MATTERS. Investors and stockholders may obtain, free of charge, copies of the Proxy Statement and other relevant documents filed with the SEC by RRD, once such documents have been filed with the SEC, through the website maintained by the SEC at www.sec.gov, through RRD’s investor relations website at investor.rrd.com or by contacting the RRD investor relations department at the following:

Telephone: 630-322-7111

E-mail: investor.info@rrd.com

Attn.: Johan Nystedt

Participants in the Solicitation

RRD and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from RRD stockholders in connection with the Transaction. Information regarding the identity of the participants and their direct and indirect interests in the Transaction, by security holdings or otherwise, is set forth in the Proxy Statement and may be included in other materials to be filed by RRD with the SEC in connection with the Transaction. You may obtain free copies of the Proxy Statement and any such other materials through the website maintained by the SEC at www.sec.gov or through RRD’s investor relations website at investor.rrd.com.

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